Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACTS:
Perot Systems Corporation	Perot Systems Corporation	For Perot Systems in India
John Lyon	Mindy Brown	P. Chandrasekhar (Chandru)
tel: (972) 577-6132	tel: (972) 577-6165	tel: +91 44 24661758/
fax: (972) 577-6790	fax: (972) 577-4484	+91 44 24670458
john.lyon@ps.net	mindy.brown@ps.net	mobile: +91 98410 15999

PEROT SYSTEMS AND HCL TECHNOLOGIES REACH AGREEMENT ON INDIAN JOINT VENTURE Perot Systems purchases HCL’s stake in HCL Perot Systems

Plano, TX – December 20, 2003 — Perot Systems Corporation (NYSE: PER) today announced that it has purchased HCL Technologies’ shares in HCL Perot Systems (HPS), a joint venture formed by the two companies in 1996. Perot Systems purchased HCL’s stake in HPS for a gross purchase price of approximately US$105 million in cash. HPS’ assets included approximately US$45 million of cash and short-term investments as of November 30, 2003.

HPS is an IT services firm specializing in business transformation and application outsourcing. HPS currently serves customers in the UK, Singapore, Switzerland, Luxembourg, Germany, India, Thailand, Malaysia, Japan, Australia and the United States. HPS’ dedication to providing high quality services has resulted in it achieving premier quality certifications, including SEI-CMM Level 5, People-CMM Level 4, and CMMI Level 5. HPS is based in Noida, India and has more than 2,000 associates.

Perot Systems and HCL formed the joint venture with a combined capital investment of US$4.5 million. For the first nine months of 2003, HPS reported US$78.7 million revenue and US$9.3 million net income.

Ross Perot, Jr., president and CEO of Perot Systems, said, “HPS has been an important part of our onshore/offshore delivery model for more than six years. Acquiring HPS was the next logical step in the development of our onshore/offshore application outsourcing model. Not only does this expand our global software team, but it also provides us with new clients to serve, and expands our geographic footprint.”

Perot Systems will now consolidate the results of HPS. Prior to completing this transaction, Perot Systems recorded its pro rata share of HPS’ earnings using the equity method of accounting. These earnings were reported in Perot Systems’ Income Statement on the line titled, “Equity in earnings (loss) of unconsolidated affiliates.”

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About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2002 revenue of $1.3 billion. The company has more than 10,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

About HPS

HPS specializes in information technology delivery capabilities with strengths in business transformation and Application outsourcing methodologies. HPS has quickly created a large client base across the globe, providing services in UK, Switzerland, USA, Luxembourg, Germany, India, Singapore, Thailand, Malaysia, Japan and Australia. The company has accumulated extensive experience in the telecommunications, banking & finance, travel and healthcare segments. HPS seeks to leverage its strength in business process knowledge and information technology capabilities and translate them into high quality, cost-effective services for their clients. For more information, please visit www.hclperot.com.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as: risks associated with negotiating and exiting contractual relationships; risks associated with expanding earnings from new sales; as well as other risks, including the loss of major clients; deterioration of project and consulting-based revenue and profit; our ability to achieve future sales; changes in our UBS relationship and variability of revenue and expense associated with our largest customer, as well as other clients; risks associated with the portion of client revenue and profits representing spending above contractual minimums, which could be deemed as discretionary by clients and result in lower revenue and earnings for us with limited notice; the current and future performance of client contracts; risks associated with non-recoverable cost overruns on software development contracts; risks associated with the development of software products, including the risk that capitalized costs of development may not be fully recovered if the market for our products or the ability of our products to capture a portion of the market differs materially from our estimates, the risk that the cost of product development differs materially from our estimates, and the risk that a delay in product introduction may reduce the portion of the market captured by our product; growing start-up businesses; the Perot Systems, the

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highly competitive market in which we operate; the variability of quarterly operating results; the reliance on estimates that involve successful completion of future actions; guaranteed purchase agreements; changes in technology; changes to accounting methods; risks associated with acquisitions and divestitures, and risks related to international operations. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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